Exhibit 99.3

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Increases Distribution
And Issues Guidance
HOUSTON, January 18, 2006 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that the Board of Directors of its general partner has declared a fourth quarter 2005 distribution of $0.7625 per unit for both NRP and NSP, an increase of $0.025 in its quarterly distribution. This equates to an annualized distribution of $3.05 per unit. The distribution will be paid on February 14, 2006 to unitholders of record on February 1, 2006. This makes the tenth consecutive quarter that NRP has increased its distribution and represents a 15% increase over the same period last year.
NRP also commented on its expected 2005 results. “Now that we have seen two months of fourth quarter data from our lessees, we believe that Natural Resource Partners will exceed its previously issued guidance for 2005,” said Dwight L. Dunlap, Chief Financial Officer.
NRP expects another great year in 2006 as coal prices are projected to remain high throughout the year. The partnership expects to generate between $100 million and $113 million in distributable cash flow, net of scheduled principal payments of $9.4 million on NRP’s senior notes. NRP anticipates generating net income between $81 million and $91 million.
Production volumes are expected to range between 50.0 million tons and 53.5 million tons, of which approximately 20% are estimated to be metallurgical coal. Coal royalty revenues are forecasted to be in a range from $130 million to $140 million based on coal royalty revenue per ton of between $2.60 and $2.62. NRP expects approximately 25% of coal royalty revenues to be derived from metallurgical coal. Total revenues are anticipated to be in a range between $147.5 million and $159.5 million.
“We expect 2006 will be a transition year for NRP,” said Nick Carter, President and Chief Operating Officer. “Several of our lessees’ mines, in accordance with their long range mine plans, will be moving off our properties during 2006. The production declines caused by this movement will be only partially offset by other lessees’ mines moving onto our properties during the year. We expect that many of the producers moving off our reserves will return over the next several years. As previously announced, several of the acquisitions we made in 2005 will not generate significant royalty revenue

NRP Increases Distribution and Issues Guidance	Page 2 of 4
until 2007. Additionally, we do not expect to benefit as much as in prior years from increasing coal royalty realizations per ton since the majority of our lessees’ contracts have already rolled over at the higher coal prices.”
The following table includes further details regarding guidance for 2006.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenues, coal production, operating expenses, net income and other items listed on the following table. All statements included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

06-01	-table follows-

NRP Increases Distribution and Issues Guidance	Page 3 of 4
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2006
		(Range)
Coal royalty production (tons)
Northern Appalachia	5.8	—	6.1
Central Appalachia	29.0	—	31.0
Southern Appalachia	6.2	—	6.6

Appalachia	41.0	—	43.7
Illinois Basin	2.6	—	3.0
Northern Powder River Basin	6.4	—	6.8

Total	50.0	—	53.5

Coal royalty revenues
Northern Appalachia	$11.0	—	$12.0
Central Appalachia	82.0	—	86.0
Southern Appalachia	24.0	—	27.0

Appalachia	$117.0	—	$125.0
Illinois Basin	4.4	—	5.4
Northern Powder River Basin	8.6	—	9.6

Total	$130.0	—	$140.0

Revenues
Coal royalty revenues	$130.0	—	140.0
Other revenues (1)	17.5	—	19.5

Expenses
Depletion and amortization	$28.0	—	$31.0
General and administrative	13.9	—	15.9
Other expenses (2)	9.0	—	11.0

Other expenses
Interest expense (net)	$13.1	—	$14.1

Net income	$81.0		$91.0

Net income per unit	$2.85	—	$3.15

Scheduled principal payments	$9.4	—	$9.4

Distributable cash flow (3)	$99.6	—	$112.6

(1)	Other revenues consist of property taxes, minimums, oil & gas, timber, overrides, wheelage and rentals.

(2)	Other expenses include taxes other than income, override payments, coal royalty payments, and non-participating royalty interests.

(3)	Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an

NRP Increases Distribution and Issues Guidance	Page 4 of 4
alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.
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